Exhibit 99.1

S&P Global Announces Transition of John Berisford to Executive Advisor

New York, June 28, 2022 – S&P Global (NYSE: SPGI) today announced that John Berisford will assume a transitional role as executive advisor ahead of his departure from the Company in December 2022. In addition, he will continue to serve as Chairman of the Board of CRISIL. Berisford, previously President of S&P Global Ratings, has led S&P Global’s Integration Management Office since the close of the Company’s merger with IHS Markit in February 2022.

“John has been a transformative leader through a period of impressive growth and innovation for the Ratings business, and an invaluable colleague through the evolution of S&P Global for more than a decade,” said Douglas L. Peterson, President and Chief Executive Officer. “John’s contributions paved the way for so much of the strategic foresight, innovation and pivotal investment at the foundation of the thriving company we know today. His leadership of the merger’s Integration Management Office served as the fitting capstone of an extraordinary chapter with the Company, and we are fortunate to benefit from his insights and advice during his transition.”

Berisford joined the McGraw Hill Companies in 2011 and served as Executive Vice President of Human Resources. He quickly established a reputation as an exceptional strategist and business leader. He served as one of the driving forces behind the Company’s transformation from a well-established publishing and media conglomerate with a disparate group of assets into a leading global information services provider with a clear vision and focus on providing best-in-class data and analytics.

“It has been my great privilege to contribute to the growth and performance of this Company over the last eleven years,” said John Berisford. “Leading the Ratings division was an unforgettable career highlight, and I am proud of the legacy we built as a team. I look forward to working closely with the S&P Global leadership team during this transition.”

Prior to joining S&P Global, John had a successful 22-year career with PepsiCo. Starting as a campus hire, he rose to become the Chief Human Resources Officer at the Pepsi Bottling Group after its initial public offering. He also helped lead the successful integration of the bottling business into PepsiCo in 2009 before leaving to join the McGraw Hill Companies.

About S&P Global

S&P Global (NYSE: SPGI) provides essential intelligence. We enable governments, businesses and individuals with the right data, expertise and connected technology so that they can make decisions with conviction. From helping our customers assess new investments to guiding them through ESG and energy transition across supply chains, we unlock new opportunities, solve challenges and accelerate progress for the world.

We are widely sought after by many of the world's leading organizations to provide credit ratings, benchmarks, analytics and workflow solutions in the global capital, commodity and automotive markets. With every one of our offerings, we help the world's leading organizations plan for tomorrow, today. For more information, visit www.spglobal.com.

Investor Relations:

Mark Grant

Tel: +1 347 640 1521

mark.grant@spglobal.com

Media:

Ola Fadahunsi

Tel: +1 212 438 2296

ola.fadahunsi@spglobal.com